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EXHIBIT 3.1.2     Amendment of Certificate of Incorporation dated
                           January 1, 2000

                        STATE OF DELAWARE CERTIFICATE OF
                    AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                                   ORCAS LTD.

Orcas Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of Orcas Ltd. duly adopted a resolution to amend the original Certificate of Incorporation, declaring said amendment to be advisable, and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment as follows.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article will be read as follows:

                  "THE NAME OF THE CORPORATION IS EZCOMM INC."

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with ss.222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of ss.242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation will not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, this certificate to be signed by Simon Chang, President of Orcas Ltd., this 1st Day of January, 2000.




                                      /s/ Simon Chang
                                      -------------------------------
                                      SIMON CHANG, PRESIDENT